EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: LuJean Smith Siemens Medical Solutions (610) 448-1473 lujean.smith@siemens.com
SIEMENS RECEIVES GERMAN CLEARANCE FOR ACQUISITION OF DIAGNOSTIC PRODUCTS CORPORATION
     ERLANGEN, GERMANY, June 23, 2006 – On June 22, 2006, the Medical Solutions Group of Siemens AG (NYSE: SI) received notification of clearance from the German Federal Cartel Office to proceed with the proposed acquisition of Diagnostic Products Corporation (NYSE: DP) pursuant to the previously announced merger agreement between Siemens and DPC.
     As previously announced, the board of directors of each company has approved the agreement. DPC shareholders of record at the close of business on Monday, June 19, 2006 will be entitled to notice of, and to vote at, the special meeting of DPC shareholders, which will be held on July 27, 2006. The transaction is subject to customary closing conditions. It has a value of approximately $1.86 billion.
     Siemens Medical Solutions, with headquarters in Malvern, Pennsylvania, and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 33,000 people worldwide and operating in more than 120 countries, Siemens Medical Solutions reported sales of €7.6 billion, orders of €8.6 billion and group profit of €976 million for fiscal 2005 (September 30). More information can be obtained by visiting www.usa.siemens.com/medical-pressroom.
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Siemens Receives German Clearance for DPC Acquisition, page 2
     Diagnostic Products Corporation, founded in 1971, is a leader in the global in vitro diagnostics market. DPC’s product offering includes the widely accepted IMMULITE® series of immunoassay systems, more than 75 immunoassays and an expanding menu of essential specific allergens and allergy panels that are run just like other immunoassays. DPC also designs and manufactures automated laboratory instrumentation and automation solutions that provide fast, accurate results while enabling our customers to do “more with less” in a leaner laboratory. DPC’s combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. In fiscal 2005 (December 31), DPC reported sales of $481 million and income from operations of $96 million. Additional information can be found at DPC’s website at www.dpcweb.com.
DPC has filed proxy materials regarding the proposed merger described in this communication with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement, because it will contain important information about DPC and the proposed merger. A definitive proxy statement will be sent to security holders of DPC seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by DPC with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to DPC, 5210 Pacific Concourse Drive, Los Angeles, California 90045, attention: Investor Relations (telephone 310-645-8200).
DPC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DPC in connection with the merger. Information about DPC and its directors and executive officers can be found in DPC’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.
Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to DPC’s Chinese affiliate; the rate of customer demand for DPC’s products; DPC’s ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in DPC’s SEC reports and filings.
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